Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Dakota Gold Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	Other (3)	4,504,583 (2)	$3.235	$14,572,326.01	.0000927	$1,350.86
Total Offering Amounts					$14,572,326.01		$1,350.86
Total Fee Offsets							0
Net Fee Due							$1,350.86

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 10, 2021 and amended on December 17, 2021, by and among the Registrant, Dakota Territory Resource Corp. (“Dakota Territory”), DGC Merger Sub I Inc. and DGC Merger Sub II LLC (the “Merger Agreement”), the Registrant assumed (i) each outstanding option to purchase Dakota Territory common stock and such options were converted into options with respect to a number of shares of the Registrant’s common stock in the manner set forth in the Merger Agreement and (ii) each outstanding award of restricted stock units with respect to shares of Dakota Territory common stock and such restricted stock units were converted into the right to receive an award of restricted stock units representing a right to receive a number of shares of the Registrant’s common stock in the manner set forth in the Merger Agreement. This registration statement registers (i) 3,354,583 shares of common stock in respect of Dakota Territory options now exercisable for the Registrant’s common stock and (ii) 1,150,000 shares of common stock in respect of Dakota Territory restricted stock units convertible into the Registrant’s common stock.

(3)	The offering price is estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of computing the amount of the registration fee and is based upon the average of the high and low prices of the Registrant’s common stock on May 31, 2022, as reported on the NYSE American.